Exhibit 3.15

Commonwealth of Virginia

State Corporation Commission

Richmond, April 15, 1998

This is to certify that the certificate of incorporation of

Advance Trucking Corporation

Was this day issues and admitted to record in this office and that the said corporation is authorized to transact its business subject to all Virginia laws applicable to the corporation and its business. Effective date:

April 15, 1998

State Corporation Commission

By: /s/ William J. Bridge

Name: William J. Bridge

Title: Clerk of the Commission

ARTICLES OF INCORPORATION

OF

ADVANCE TRUCKING CORPORATION

I hereby act as incorporator of a stock corporation under the provisions of the Virginia Stock Corporation Act, Title 13.1, Chapter 9, of the Code of Virginia of 1950, as amended, and I hereby declare and establish the following as the Articles of Incorporation of such corporation:

ARTICLE I. NAME

The name of the Corporation is Advance Trucking Corporation.

ARTICLE II. PURPOSES AND POWERS

The Corporation shall have the power to hold title to vans, trucks, tractors and trailers covered by certificates of title issued under the laws of any jurisdiction in the United States of America and used in the distribution and delivery of inventory and to carry on any business not prohibited by law or required to be stated in these articles.

ARTICLE III. CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is as follows:

CLASS	NUMBER OF SHARES
Common	5,000

ARTICLE IV. REGISTERED OFFICE

The address of the initial registered office of the Corporation is 5673 Airport Road. N.E., Roanoke, Virginia 24012, located in the County of Roanoke, Virginia.

The initial registered agent of the Corporation is J. O’Neil Leftwich, a resident of Virginia and a director of the Corporation, whose business office is the same as the registered office of the Corporation.

ARTICLE V. DIRECTORS

The number of directors constituting the Board of Directors of the Corporation is two, and the names and addresses of the persons who are to serve as the initial directors are:

NAME	ADDRESS
Garnett E. Smith	522 Anchor Drive Moneta, Virginia 24121

J. O’Neil Leftwich	616 Cooper Circle Roanoke, Virginia 24019

ARTICLE VI. PRE-EMPTIVE RIGHTS

No holder of shares of any class of stock of the Corporation shall have any pre-emptive or preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation whether now or hereafter authorized, (ii) any warrants, rights, or options to purchase any such stock, or (iii) any securities or obligations convertible into any such stock or into warrants, rights, or options to purchase any such stock.

ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS

A.    Each director and officer who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) may be indemnified by the Corporation against any liability imposed upon or asserted against him (including amounts paid in settlement) arising out of conduct in his official capacity with the Corporation or otherwise by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except there shall be no indemnification in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his duty as such director or officer.

B.    The Corporation is empowered to contract in advance to indemnify any director or officer to the extent indemnification is granted under Section A. The Board of Directors is also empowered to cause the Corporation to indemnify or contract in advance to indemnify any other person not covered by Section A who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as if such person were specified as one to whom indemnification is granted under Section A.

C.    The Corporation may advance, pay for and/or reimburse the reasonable expenses incurred by an officer or director who is a party to any proceeding in advance of the final disposition thereof if (i) the officer or director furnishes the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Sections A and (ii) the officer or director famishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct. The undertaking required by clause (ii) above shall be an unlimited general obligation of the officer or director but need not be secured and may be accepted without reference to financial ability to make repayment.

D.    The foregoing provisions are intended to provide indemnification with respect to those monetary damages of which the Virginia Stock Corporation Act permits the limitation or elimination of liability. In addition, to the full extent, if any, that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended. permits the limitation of elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its stockholders in any amount whatsoever for monetary damages arising out of a single transaction, occurrence or course of conduct.

E.    The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership. joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article,

F,    The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption, No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

G,    Except to the extent inconsistent with this Article, terms used herein shall have the same meanings assigned them in the Indemnification Article of the Virginia Stock Corporation Act, as now in effect or hereafter amended. Without limitation, it is expressly understood that reference herein to Directors, Officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators.

By: /s/ Douglas W. Densmore
Name: Douglas W. Densmore
Title: Incorporator